EXHIBIT 11.1

         VACATION BREAK U.S.A., INC.
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
         FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30

                                                                   THREE MONTHS ENDED
                                                                   ------------------
                                                          SEPTEMBER 30, 1996       SEPTEMBER 30, 1995
                                                          ------------------       ------------------
                                                                       FULLY          PRIMARY AND
                                                       PRIMARY        DILUTED         FULLY DILUTED
                                                       -------        -------         -------------
         Actual number of common shares
         outstanding                                   8,570,000     8,570,000           6,500,000
                                                       ---------     ---------           ---------

         Weighted average number of common
         shares issued and outstanding                 8,570,000     8,570,000           6,500,000
         Common stock equivalents computed
         under the Treasury Stock method                 355,293       362,611                  -
                                                       ---------     ---------           --------

                                                       8,925,293     8,932,611           6,500,000
                                                       ---------     ---------           ---------

         Net income (loss)                            $ (482,251)   $ (482,251)        $ 1,223,200
                                                         =======       =======           =========

         Net income per share (1)                       $ (0.054)     $ (0.054)            $ 0.188
                                                           ======        ======              =====
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         (1) The use of Common stock equivalents for the EPS computation was anti-dilutive for the three months ended September 30, 1996.
         Consequently, weighted average number of shares outstanding was used for the computation of EPS which resulted in a loss per share of $
         0.056 for the quaret ended September 30, 1996.

                                                                     NINE MONTHS ENDED
                                                                     -----------------
                                                         SEPTEMBER 30, 1996        SEPTEMBER 30, 1995
                                                         ------------------        ------------------
                                                                       FULLY          PRIMARY AND
                                                       PRIMARY        DILUTED         FULLY DILUTED
                                                       -------        -------         -------------
         Weighted average number of common
         shares issued and outstanding                 8,555,000     8,555,000           6,500,000
         Common stock equivalents computed
         under the Treasury Stock method                 258,129       336,606            -
                                                         -------       -------           ---------

                                                       8,813,129     8,891,606           6,500,000
                                                     -----------     ---------           ---------

         Net income                                  $ 5,944,698   $ 5,944,698         $ 4,205,690
                                                       =========     =========           =========

         Net income per share                            $ 0.675       $ 0.669             $ 0.647
                                                           =====         =====               =====
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